Exhibit 99.1

[ONEOK LOGO]	Financial News

February 3, 2003	Analyst Contact:	Weldon Watson, 918-588-7158

KANSAS GAS SERVICE, A DIVISION OF ONEOK,

SEEKS $76 MILLION RATE INCREASE

Tulsa, Oklahoma – Kansas Gas Service, a division of ONEOK, filed for a $76 million rate increase on January 31, 2003. The last time the company was granted a rate increase by the Kansas Corporation Commission was in 1996. Since that time the company has invested $250 million to improve its pipeline and facilities network to serve 642,000 natural gas customers in the state of Kansas.

Kansas Gas Service was allowed to earn a return on investment of just less than nine percent in 1996. Currently the company is earning 2.3 percent on its investment and is requesting a return of 9.3 percent.

Kansas Gas Service has implemented a hedging program this winter season that will save customers approximately $60 million in gas costs.

The Kansas Corporation Commission will likely issue an order in September and new rates could become effective as early as November 1, 2003.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is the largest natural gas distributor in Kansas and Oklahoma and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas Company and Texas Gas Service serving 1.9 million customers.

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

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